EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports Third Quarter 2021 Financial Results and Provides Corporate Update

SOUTH SAN FRANCISCO, Calif., November 10, 2021 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today reported financial results for the third quarter ended September 30, 2021 and provided a corporate update.

“I look forward to working with the leadership team at Harpoon as we advance our novel immuno-oncology therapies to address the unmet medical needs of patients. We are encouraged by the clinical progress for our four proprietary TriTAC clinical programs, and we are excited to advance our ProTriTAC platform and to announce our third technology platform called TriTAC-XR at SITC,” said Julie Eastland, newly appointed President and Chief Executive Officer of Harpoon Therapeutics. “We remain focused on dose escalation and optimization across all four programs, and we plan to provide a corporate update by year end.”

Third Quarter 2021 Business Highlights and Other Recent Developments

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Harpoon recently appointed Julie Eastland as President and Chief Executive Officer, effective November 8, 2021. Ms. Eastland succeeds Jerry McMahon, Ph.D., who has resigned from his position as President and Chief Executive Officer and as a member of the company’s Board of Directors and will continue to serve as an advisor. Ms. Eastland joined the Harpoon Board in 2018 and her career spans more than 20 years of executive leadership in biotechnology, immunology, and clinical oncology.

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Dose escalation for Harpoon’s four clinical stage programs, HPN424 (PSMA), HPN536 (mesothelin), HPN217 (BCMA) and HPN328 (DLL3) is ongoing and each program is enrolling patients. IND enabling studies are underway for HPN601 (EpCAM targeting ProTriTAC) for potential use in a broad range of solid tumors with high unmet medical need.

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Two abstracts have been accepted for poster presentation at the 63rd American Society of Hematology (ASH) Annual Meeting and Exposition being held virtually and in person in Atlanta, Ga. from December 11-14, 2021. One of these presentations will report interim data from the Phase 1/2 study of HPN217, a half-life extended Tri-Specific T Cell Activating Construct (TriTAC®) targeting B cell maturation antigen for the treatment of relapsed/refractory multiple myeloma.

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The company’s third proprietary technology platform, extended release TriTAC-XR, is designed to mitigate cytokine release syndrome. Preclinical data supporting TriTAC-XR T cell engager platform will be highlighted in a poster presentation at the 36th Annual Meeting of the Society for Immunotherapy of Cancer. The presentation will be available beginning at 7 a.m. on November 12.

Third Quarter 2021 Financial Results

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Harpoon ended the third quarter of 2021 with $154.2 million in cash, cash equivalents, and marketable securities compared to $150.0 million as of December 31, 2020. The increase of $4.2 million to the cash balance at the end of the third quarter includes Harpoon’s follow-on financing that closed on January 11, 2021 resulting in net proceeds of approximately $107.6 million, less cash spend during the nine months on operating expenses.

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Our cash used in operating activities for the fiscal year ending December 31, 2021 is expected to be $75 million to $80 million, below our original guidance of $85 million to $95 million that was initially provided in March 2021.

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Revenue for the third quarter ended September 30, 2021 was $4.5 million compared to $3.9 million for the quarter ended September 30, 2020. For the nine months ended September 30, 2021, revenue was $19.3 million compared to $10.0 million for the nine months ended September 30, 2020. For the third quarter ended September 30, 2021, the increase in revenue was primarily due to an increase in revenue recognized related to Harpoon’s Development and Option Agreement with AbbVie, for research and development services performed. For the nine months ended September 30, 2021, the increase in revenue was primarily due to an increase in revenue recognized due to the delivery of the second target under Harpoon’s Amended and Restated Discovery Collaboration Agreement with AbbVie.

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Research and development expense for the third quarter ended September 30, 2021 was $17.0 million compared to $13.1 million for the quarter ended September 30, 2020. For the nine months ended September 30, 2021, R&D expense was $51.5 million compared to $37.5 million for the nine months ended September 30, 2020. The increase for both periods, primarily arose from higher clinical development and personnel-related expense, which included conducting preclinical studies and clinical trials for HPN424, HPN536, HPN217 and HPN328.

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General and administrative expense for the third quarter ended September 30, 2021 was $4.2 million compared to $4.4 million for the quarter ended September 30, 2020. For the nine months ended September 30, 2021, G&A expense was $13.1 million compared to $12.3 million for the nine months ended September 30, 2020. For the third quarter ended September 30, 2021, the decrease was primarily attributable to a decrease in legal expenses associated with the Maverick litigation, partially offset by an increase in personnel expenses due to an increase in headcount. For the nine months ended September 30, 2021, the increase was due to an increase in personnel expenses related to an increase in headcount and other professional services to support our operations as a public company, partially offset by a decrease in legal expenses associated with Maverick litigation.

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Net loss for the third quarter ended September 30, 2021 was $16.7 million compared to $13.3 million for the quarter ended September 30, 2020. The net loss for the nine months ended September 30, 2021 was $95.2 million compared to $38.6 million in the first nine months of the prior year. Net loss for the nine months ended September 30, 2021, includes Maverick litigation settlement of $50.0 million.

COVID-19 Business Update

In response to the ongoing COVID-19 pandemic, Harpoon has established testing and other protocols for personnel access to its headquarter offices and laboratory although the majority of the company’s employees continue to telecommute. Harpoon is currently continuing its clinical trials, and has not experienced any material delays or impacts as a result of the COVID-19 pandemic. In addition, Harpoon’s third-party contract manufacturers continue to operate at or near normal levels. Harpoon continues to assess the potential impact of the COVID-19 pandemic on its business and operations, including its programs, expected timelines, expenses, manufacturing activities and preclinical and clinical trials. The full extent to which the COVID-19 pandemic may have a negative impact on Harpoon’s business, assets, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN424 targets PSMA and is in a Phase 1/2a trial for metastatic castration-resistant prostate cancer. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and is in a Phase 1/2 trial for small cell lung cancer and other DLL3-associated tumors. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. The company’s third proprietary technology platform, extended release TriTAC-XR, is designed to mitigate cytokine release syndrome. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “look forward,” “potential,” “target,” “estimate,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about Harpoon’s 2021 financial guidance, the progress, timing, scope and anticipated results of preclinical and clinical trials, the timing of the presentation of data, the association of data with potential treatment outcomes, the development and advancement of product candidates, anticipated 2021 development milestones for its product candidates and the timing thereof, the anticipated potential impacts to Harpoon Therapeutics’ business from the ongoing COVID-19 pandemic, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, and the sufficiency of Harpoon Therapeutics’ cash resources. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Collaboration and license revenue	$4,484	$3,893	$19,329	$9,952
Total revenue	4,484	3,893	19,329	9,952
Operating expenses
Research and development	16,973	13,057	51,460	37,500
General and administrative	4,186	4,428	13,125	12,286
Litigation settlement	—	—	49,954	—
Total operating expenses	21,159	17,485	114,539	49,786
Loss from operations	(16,675)	(13,592)	(95,210)	(39,834)
Interest income	48	299	204	1,298
Other expense	(55)	(14)	(163)	(15)
Net loss	(16,682)	(13,307)	(95,169)	(38,551)
Other comprehensive loss:
Net unrealized gain (loss) on marketable securities	1	(115)	(3)	86
Comprehensive loss	$(16,681)	$(13,422)	$(95,172)	$(38,465)
Net loss per share, basic and diluted	$(0.51)	$(0.53)	$(2.96)	$(1.55)
Weighted-average shares used in computing net loss per share, basic and diluted	32,637,660	25,081,680	32,176,132	24,892,731

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

September 30, 2021	December 31, 2020

	(in thousands)
Cash, cash equivalents, and marketable securities	$154,230	$149,976
Total assets	$174,669	$171,592
Total liabilities	$97,699	$117,753
Total stockholders' equity	$76,970	$53,839